Exhibit 10.35

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (“Agreement”) is entered into this 10th day of July 2019 by and between CardDawg Investments, LLC, a Tennessee limited liability company with a mailing address at 3124 Brother Boulevard, Suite 104, Bartlett, TN 38133-3900 (“Landlord”), and Surge Holdings, Inc, a Tennessee limited liability company with its principal business address at 3124 Brother Boulevard, Suite 104, Bartlett, TN 38133 (“Tenant”). This Agreement will be a valid and legally binding contract between the parties upon approval by both Landlord and Tenant, as evidenced by their signatures below.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions.

1. Premises. Landlord agrees to lease to Tenant the property located at 3124 Brother Boulevard, Suite 106, Bartlett, TN 38133 (“Premises”).

2. Lease Term. Tenant agrees to lease the Premises for one (1) year, beginning on 24 May 2019 and terminating 24 May 2020. Tenant must notify Landlord in writing thirty (30) days before the end of the lease term if it will not renew its lease of the Premises. If Tenant does not provide Landlord with written notice, then this lease will automatically renew for an additional one (1) year term, with thirty (30) days written notice required to terminate the renewed lease.

3. Rent. Tenant will pay Landlord five thousand, one hundred and twenty-four, dollars ($5,124.00) per month as rent. Rent is due on the first of each month or, if the first of the month falls on a business holiday or a weekend, rent is due on the next business day.

3(a). Delivering Rent Payment. Tenant will pay rent to Landlord at Landlord’s address or at such other place as Landlord designates in writing furnished to Tenant at least ten (10) days prior to the next ensuing rent payment due date. All checks for rent due under this Agreement should be made payable to CardDawg Investmetns, LLC and delivered to 3124 Brother Blvd, Ste 104, Bartlett, TN 38133-3900.

3(b). Late Payments. Any rent payments received after the fifth (5th) day of the month will be considered late payments. Tenant agrees to pay a one hundred dollar ($100) late fee for any late rent payments, which Tenant will submit to Landlord along with the rent payment.

4. Granting Clause. Landlord warrants that he has lawful possession of, and rightfully leases to Tenant, the Premises, together with all improvements, appurtenances, easements, and privileges belonging to the Premises, for Tenant to use for lawful commercial business purposes. Landlord also covenants to provide on-site parking for Tenant’s business if any on-site parking is available.

5. Permitted Use. Tenant will use the Premises for any lawful purpose.

5(a). Manner of Use. Tenant will not cause or permit the Property to be used in any way which constitutes a nuisance or waste, or violates any law, ordinance, or regulation, or interferes with the rights of other tenants of Landlord.

5(b). Waste. During the term of this Agreement, Tenant will not commit or allow to be committed any waste on or of the Premises, and Tenant will not remove or destroy any improvements on the Premises or damage or alter the Premises without first obtaining the written consent of Landlord.

6. Signage and Advertising. Tenant may place signage and advertisements on property, as long as all signage and advertisements are professionally made and comport with any regulations or ordinances restricting signage or advertisements. If local ordinances require Tenant to obtain any permits before placing signage or advertisements on the property, then Tenant will obtain the required permits.

7. Utilities. Tenant agrees to pay, directly to the appropriate supplier, the cost of all service charges for water, telephone, electricity, heat, gas, garbage pick-up, or any other utility charge that may accrue by reason of the occupancy or use of the Premises by Tenant. Tenant will not permit any lien or claim to be filed against the Premises on account of any expenses or charges for utility services. In the event such a lien or claim is filed or made, Tenant will, at Landlord’s request, have the lien or claim removed by payment, by bond, or other means acceptable to Landlord.

8. Taxes. Landlord will pay and discharge all real property taxes, ad valorem taxes, special assessments, bond indentures, and any other taxes levied or assessed in connection with the demised Premises. Landlord is responsible for all municipal, county, state, and federal sales or excise taxes on gross rents and other taxes or assessments levied or assessed against Tenant or Landlord on account of the receipt by Landlord of the rental payment sums provided for in this lease.

9. Right of Entry and Inspection. Landlord has the right to enter the Premises at all reasonable hours for the purpose of inspecting the Premises. Landlord has the right to make all alterations, repairs, and maintenance work required for compliance with any federal, state, or local law, regulation, or ordinance. Landlord agrees to give Tenant five (5) days’ written notice before performing any repairs, alterations, or maintenance work, except as such work is immediately needed in an emergency situation or to prevent damage or destruction to the Premises. Landlord agrees that it will allow Tenant reasonable opportunity to perform such work at Tenant’s own cost before Landlord performs the work and adds the cost to the next month’s rent.

10. Maintenance, Repairs and Alterations.

10(a). Landlord and Tenant Obligations. Landlord and Tenant agree to divide the cost of repairs, each being responsible for 50% of the necessary repairs to, or replacement of, the roof, foundation, exterior walls, floor slabs, parking lot, plumbing systems, sprinkler systems, electrical, gas, air conditioning, heating systems and installations, windows, and exterior and interior advertisements and signage, and all other common areas and facilities of the building. Both the Landlord and the Tenant are responsible for ensuring that the Premises comply with all federal, state, and local laws, regulations, ordinances, and building/construction codes.

10(b). Emergency Repairs. In the event of an emergency, or if Landlord fails to make repairs within a reasonable period of time after receiving written notice from Tenant, Tenant may make any such reasonable repairs required to be made by Landlord and pay any reasonable expense related thereto; and upon receiving notice from Tenant of the amount so expended, Landlord shall pay Tenant 50% of cost of such repairs within a reasonable time. If such amount is not so paid within a reasonable time, Tenant may deduct the amount so expended from rent due or to become due.

11. Insurance. Tenant will take out and maintain, at its own cost and expense, comprehensive general liability insurance coverage in a minimum amount of one million dollars ($1,000,000.00) combined single limit, which comprehensive general liability policy at a minimum includes coverage for personal injury, bodily injury, death, and property damage. Tenant is responsible for insuring its equipment, inventory, and any other of its property Tenant keeps on the Premises. Tenant’s insurance policy will name Landlord and Tenant as the insured. Tenant will furnish to Landlord a certificate of insurance that provides for thirty (30) days’ prior written notice to Landlord before cancellation or material change. The company writing this comprehensive general liability insurance coverage policy must meet with Landlord’s approval.

12. Destruction of Premises. If the Premises are damaged or destroyed by fire, explosion, weather, Act of God or Nature, or any other casualty or combination thereof during the term of this Agreement, Landlord will, at Landlord’s option exercisable by written notice to Tenant within fifteen (15) days after such damage or destruction, either terminate this Agreement or proceed to repair and rebuild the damaged or destroyed Premises upon the same plan as existed immediately prior to such damage or destruction. During such period of time as the Premises are untenable to the extent that the business of the Tenant is materially impaired, payment of rent will be proportionally abated in accordance with Tenant’s continued use of Premises (if any) until the Premises have been put in complete repair and good condition. Tenant will not be entitled to compensation from Landlord for damages due to inconvenience, interference, or loss of or damage to property, equipment, inventory, or business activity during any period that Premises was untenable or undergoing repair/reconstruction.

13. Limited Release of Liability. Landlord releases and discharges Tenant from all liability which may arise out of the loss or destruction, by fire or other casualty of the Premises, or any part thereof, caused by the act or omission of Tenant or its agents or employees.

14. Condemnation. During the lease term, if the Premises is totally condemned by any lawful authority under the power of eminent domain or totally destroyed by the action of public authorities, then this Agreement and the lease term will terminate and Tenant will be liable for rent only up to the date of such termination.

15. Assignment or Sublease. Tenant agrees not to assign, sublet, or transfer its rights or interest in this lease, or permit any assignment of its rights or interest in this lease by operation of law, without the prior written consent of Landlord. Landlord will not unreasonably withhold such consent or deny Tenant’s reasonable request to assign or sublet its rights or interest in this lease.

16. Successor in Interest. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their heirs, executors, administrators, personal representatives, successors, and assigns. If either Landlord or Tenant is comprised of more than one person or entity, the covenants on the part of each of them will be joint and several covenants of each and all of them.

17. Landlord’s Transfer. Landlord may transfer and assign, in whole or in part, all its rights and obligations with respect to this Agreement and the Premises. In the event Landlord transfers or assigns its rights and obligations, Landlord’s successor will assume all obligations and liabilities under this Agreement. Tenant agrees to release Landlord from all claims, obligations, and liabilities upon such transfer. Landlord must deliver any funds in Landlord’s hands at the time of such transfer to the Landlord’s transferee.

18. Easements. Landlord may from time to time grant reasonable utility easements across the Premises to serve the Premises and adjoining property, provided Tenant’s use and occupancy of the Premises are not materially disturbed by the granting of these easements.

19. Quiet Enjoyment. In exchange for Tenant’s continued payments of rent and performance of its duties under this Agreement, Landlord grants to Tenant the right to peacefully and quietly hold, occupy, use, and enjoy the Premises throughout the lease term.

20. Surrender of Possession. Tenant will, at the termination of this Agreement, peacefully quit, surrender, and deliver to Landlord the Premises in as good condition as they are at the commencement of the lease term, usual wear and tear from a permitted use thereof and damage or destruction of the Premises by fire, the elements, acts of God, civil riot, war, insurrection, or unavoidable casualty excepted.

21. Holding Over. If Tenant continues to occupy Premises after the end of the lease term, such holding over will, unless otherwise agreed to by the Landlord in writing, constitute a tenancy at will. Tenant will be liable for daily rent for each day of holding over, with such daily rent being equal to one hundred twenty-five percent (125%) of one-thirtieth (1/30) of Tenant’s monthly rent payment; i.e., Tenant will be liable for daily rent of two hundred thirteen dollars and fifty cents ($213.50) for each day of holding over.

22. Breach and Default. Tenant will be in default if any of the following occur:

●	Tenant fails to make any payment of rent, or any other amount due, and such failure continues for fifteen (15) days after the payment due date.
●	Tenant fails to keep in force insurance as required by this Agreement and such failure continues for ten (10) days after written notice to Tenant.
●	Tenant materially breaches any other covenant and the same shall not have been cured within ten (10) days after notice thereof by Landlord.
●	Tenant files any voluntary petition in bankruptcy, or for corporate reorganization, or any similar relief, or if any involuntary petition in bankruptcy shall be filed against Tenant.
●	Any Court appoints a receiver for Tenant or Tenant’s property.
●	Tenant abandons or vacates the Premises during the term of this Agreement.
●	Tenant fails to operate its business in material compliance with all applicable laws.
●	Tenant transfers a portion, or all, of its assets to another entity or individual without written notification and consent of the Landlord.

23. Waiver of Breach. Any assent or waiver expressed or implied by the Landlord to any breach by Tenant of any covenant or condition of this Agreement will be considered an assent or waiver only in the specific instance, and must not be construed as an assent or waiver of any such covenant or condition generally or of any subsequent breach of the covenants and conditions of this Agreement.

24. Termination. Either party may terminate this Agreement at any time prior to the end of the lease term, provided the terminating party provides the other party with at least six (6) months’ advance written notice.

25. Fixtures. Upon vacating the Premises, Tenant may remove all of its equipment and property, even if affixed to the Premises, provided removal can reasonably be done and does not cause damage to any of the Premises.

26. Tenant’s Property after Abandonment. Landlord may not sell or confiscate any property of Tenant in order to settle debt, caused by Tenant’s abandonment of the Premises or failure to pay rent, without first giving Tenant twenty (20) days’ advance written notice or obtaining a court ruling that so instructs Landlord.

27. Governing Law. The laws of the State of Tennessee will govern the interpretation, validity, performance, and enforcement of this Agreement. Proper venue for any action under this Agreement is Shelby County, Tennessee.

28. Attorney Fees. Each party hereto agrees to pay to the other all reasonable attorney’s fees, costs, and expenses which will be made or incurred by the other in enforcing any of the obligations under this Agreement in all cases in which it is determined that the party against whom enforcement is sought is at fault.

29. Notices. All notices required or options granted under this Agreement will be given or exercised in writing, and will be deemed to be properly served if delivered in writing personally or sent by registered or certified mail with return receipt requested, to the following addresses:

Landlord:

CardDawg Investments, LLC

3124 Brother Blvd, Suite 104

Bartlett, TN 38133-3900

Tenant:

Surge Holdings, Inc

3124 Brother Boulevard, Suite 104,

Bartlett, TN 38133-3900

Except as herein otherwise proved to the contrary, the effective date of such notice or option will be the date on which the same notice or option is deposited in a post office of the United States Postal Service, postage prepaid.

30. Provisions Severable. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable, the provisions of this Agreement not so affected will remain in full force and effect.

31. Section Headings. The section headings used in this Agreement do not form part of the lease. These headings are for the parties’ convenient reference only and may not be used in interpreting the meaning or scope of any provision of this Agreement.

32. Execution. This Agreement is executed in duplicate originals and, when executed by both Landlord and Tenant, shall be binding upon and inure to the benefit of Landlord and Tenant, their heirs, legal representatives, successors, and assigns.

33. Entire Agreement. This lease contains the entire Agreement between Landlord and Tenant, and supersedes all previous negotiations, representations, and agreements between them and their agents. No agreement shall be effective to change, modify, or terminate this lease in whole or in part unless it is in writing and duly signed by the party against whom enforcement of such change, modification, or termination is sought. Landlord and Tenant hereby acknowledge that they are not relying on any representation or promise of the other, except as may be expressly set forth in this Agreement.

34. Negotiation. This Agreement is the product of free negotiations between Landlord and Tenant, and, as such, neither Landlord nor Tenant can be said to be solely responsible for the content of this Agreement. Therefore, no court should interpret or construe any vague or ambiguous language in this Agreement against one particular party.

35. Receipt of Agreement. The undersigned parties, by their signatures below, signify that they have read and understood this Agreement and hereby acknowledge receipt of a copy of this Agreement.

Signatures:

Landlord:	Tenant:

Signed:	Signed:

Brian Cox,	Brian Cox,
Managing Member of CardDawg Investments, LLC	CEO of Surge Holdings, Inc

Date: ______________	Date: _______________

CardDawg Investments, LLC	Surge Holdings, Inc
3124 Brother Blvd, Suite 104	3124 Brother Blvd, Suite 104,
Bartlett, TN 38133-3900	Bartlett, TN 38133-3900